Exhibit 99.1

Nektar Therapeutics Announces Completion of Redemption of 3%
Convertible Subordinated Notes Due June 2010

San Carlos, CA, March 30, 2004 – Nektar Therapeutics (Nasdaq:NKTR) announced today that it has completed the previously announced redemption of all of its 3% convertible subordinated notes due June 2010.

The aggregate outstanding principal amount of the notes at the time the redemption was announced was approximately $133.3 million.  Holders of all of the outstanding notes converted their notes into shares of the company’s common stock prior to the March 29, 2004 redemption date, and none of the outstanding principal amount of the notes was redeemed for cash. As a result of these conversions, approximately 11.7 million shares of Nektar’s common stock will be issued to these note holders.

In accordance with the terms of the indentures governing the terms of the notes converted, the Company paid cash “make-whole” payments to the holders of the notes surrendered for conversion after the announcement of the redemption in the aggregate amount of approximately $10.0 million.

After giving effect to the conversion of the June 2010 notes, Nektar has outstanding convertible subordinated notes and debentures in the principal amount of approximately $181.7 million, of which $7.7 million is due in 2006 and the remainder is due in 2007.  Combined with the 9.5 million shares issued as a result of an underwritten public offering announced on March 8, 2004, and giving effect to the conversion of the June 2010 notes, the total number of shares of the Company’s common stock will be approximately 83.0 million shares.

About Nektar Therapeutics
Nektar Therapeutics provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics. Nektar’s advanced drug delivery capabilities are designed to enable the Company’s biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from development of new molecular entities to managing the lifecycles of established products.

This release contains forward-looking statements that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003. Actual results could differ materially from these forward-looking statements.

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